Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bowater Incorporated

We consent to the use of our reports dated March 1, 2007 with respect to the consolidated balance sheets of Bowater Incorporated and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, capital accounts and cash flows for each of the years in the three year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in Amendment No. 1 to the Registration Statement.

Our report with respect to the consolidated financial statements and the related financial statement schedule refers to the Company’s change in its method of quantifying errors in 2006, the change in its method of accounting for share-based payment in 2006, the change in its method of accounting for pensions and other postretirement benefit plans in 2006 and the change in its method of accounting for conditional asset retirement obligations in 2005.

/s/ KPMG LLP

Greenville, South Carolina

May 8, 2007